Exhibit 99.1

FOR IMMEDIATE RELEASE

FINANCIAL INSTITUTIONS, INC. ANNOUNCES FIRST QUARTER RESULTS

WARSAW, N.Y., April 27, 2022– Financial Institutions, Inc. (NASDAQ:FISI) (the “Company” “we” or “us”), parent company of Five Star Bank (the “Bank”), SDN Insurance Agency, LLC (“SDN”), Courier Capital, LLC (“Courier Capital”) and HNP Capital, LLC (“HNP Capital”), today reported financial and operational results for the first quarter ended March 31, 2022.

Net income for the quarter was $15.0 million compared to $20.7 million in the first quarter of 2021. After preferred dividends, net income available to common shareholders was $14.6 million, or $0.93 per diluted share, compared to $20.3 million, or $1.27 per diluted share, in the first quarter of 2021.

Primary drivers of the decrease in net income were:

•
A $2.3 million provision for credit losses was recognized in the current quarter compared to a benefit of $2.0 million in the first quarter of 2021. Loan loss provision returned to a more normalized level in the first quarter of 2022 due to the impact of qualitative factors reflecting economic uncertainty associated with higher interest rates and global political unrest, partially offset by low net charge-offs, national unemployment trends and a reduction in overall specific reserve levels.
•
Revenue related to Paycheck Protection Program (“PPP”) loans was $2.5 million lower in the first quarter of 2022 than the first quarter of 2021. PPP loan balances are significantly lower in 2022 as a result of loan forgiveness.

Pre-tax pre-provision income(1) for the quarter was $20.7 million, a decrease of $3.3 million from the first quarter of 2021.

“We achieved solid first quarter results with earnings of $15 million, return on average common equity of 12.5% and return on average tangible common equity of 14.8%(1), continuing the positive momentum from record earnings in 2021,” said President and Chief Executive Officer Martin K. Birmingham. “We grew loans and deposits, recognized growth in revenue from our insurance and investment advisory lines of business and continued to benefit from a stable credit environment. Ongoing organic growth across our businesses, coupled with good expense discipline, allowed us to continue making thoughtful investments in people, process and technology to further advance opportunities to deliver BaaS solutions and other transformational digital solutions that empower our customers and support enhanced long-term corporate efficacy in accordance with our strategic plan.

“We took advantage of available talent to expand our commercial lending platform, adding a team in the Baltimore/Washington, D.C. market. Our strong track record of credit-disciplined loan growth and well-defined strategic and risk frameworks give us confidence in the expected positive outcomes of this exciting expansion beyond our operating footprint. Loan growth in the quarter was positively impacted by the commercial real estate category, which has yet to benefit from our new Mid-Atlantic team that is building a strong pipeline of opportunities.

“Our Board increased the quarterly common stock dividend by 7.4% in February, following strong earnings performance in 2021 and reflecting confidence in the Company’s strategy and earnings potential. This was our 12th consecutive annual dividend increase, demonstrating a continued commitment to shareholder return.”

Chief Financial Officer and Treasurer W. Jack Plants II added, “While the company delivered strong core operating results for the quarter, we did experience a $54 million decline in accumulated other comprehensive income, primarily as a result of an increase in the unrealized loss position of the available for sale securities portfolio. A drastic increase in the intermediate maturities of the treasury curve negatively impacted the market valuation of our investment portfolio due to its 5-year duration. We do not believe any component of this portfolio is impaired as it is primarily comprised of agency wrapped mortgage-backed securities (89% of the portfolio) with the implicit and explicit guarantee of the US Government. This unrealized loss position does not impact our forward earnings metrics as we expect these securities to mature at a terminal value equivalent to par.”

Commercial Lending Expansion to Baltimore and Washington, D.C.

On February 22, 2022, Five Star Bank launched a commercial lending platform in Baltimore and Washington, D.C. by taking advantage of experienced and available talent to hire a team of four commercial banking officers. The team is led by John G. Mangan, Commercial Real Estate Executive and Mid-Atlantic President. The Bank’s commercial loan production office is located in Ellicott City (Baltimore), Maryland.

Net Interest Income and Net Interest Margin

Net interest income was $39.6 million for the quarter, a decrease of $1.3 million from the fourth quarter of 2021 and an increase of $1.7 million from the first quarter of 2021.

•
Average interest-earning assets for the quarter were $5.17 billion, a decrease of $12.0 million from the fourth quarter of 2021 due to a $103.7 million decrease in Federal Reserve interest-earning cash, partially offset by a $58.0 million increase in investment securities and a $33.7 million increase in total loans. Average interest-earning assets for the quarter were $496.6 million higher than the first quarter of 2021 due to a $505.4 million increase in investment securities and a $69.7 million increase in total loans, partially offset by a $78.5 million decrease in Federal Reserve interest-earning cash.

Net interest margin was 3.11% as compared to 3.15% in the fourth quarter of 2021 and 3.29% in the first quarter of 2021. Excluding the impact of PPP loans and associated loan origination fees accreted over the term of the loan or upon loan forgiveness, net interest margin was 3.05% in the first quarter of 2022, 2.98% in the fourth quarter of 2021 and 3.15% in the first quarter of 2021.

•
Our net interest margin continues to be impacted by the interest rate environment experienced since the onset of the pandemic, with a flatter yield curve and lower rates. Our excess liquidity position placed further pressure on net interest margin in 2021, resulting in higher average balances of interest-earning cash and investment securities, albeit at lower comparative yields, based on prevailing market conditions. We shifted excess liquidity from interest-earning cash to investment securities with the intention of reducing net interest margin compression. While market interest rates increased during the first quarter of 2022, our net interest margin profile continued to be impacted by the rate environment experienced over the past two years. We expect the investment securities portfolio to serve as a source of liquidity to fund future loan growth, through both portfolio cash flow and collateral capacity at the Federal Home Loan Bank.

Noninterest Income

Noninterest income was $11.3 million for the quarter, a decrease of $352 thousand from the fourth quarter of 2021 and a decrease of $1.6 million from the first quarter of 2021.

•
Insurance income of $2.1 million was $754 thousand higher than the fourth quarter of 2021 primarily as a result of the timing of contingent revenue received in the first quarter each year and growth in the commercial lines revenue. The increase of $701 thousand from the first quarter of 2021 was driven by two 2021 bolt-on acquisitions, growth in the legacy SDN business (including the impact of increasing insurance premiums), and higher contingent revenue in 2022.
•
Investment advisory income of $3.0 million was relatively unchanged from the fourth quarter of 2021 and $269 thousand higher than the first quarter of 2021 due to an increase in assets under management driven by a combination of market gains, new customer accounts and contributions to existing accounts.
•
Income from investments in limited partnerships of $795 thousand was $501 thousand higher than the fourth quarter of 2021 and $60 thousand lower than the first quarter of 2021. The Company has made several investments in limited partnerships, primarily small business investment companies, and accounts for these investments under the equity method. Income from these investments fluctuates based on the maturity and performance of the underlying investments.
•
Income from derivative instruments, net was $519 thousand, $516 thousand lower than the fourth quarter of 2021 and $1.4 million lower than the first quarter of 2021. Income from derivative instruments, net is based on the number and value of interest rate swap transactions executed during the quarter combined with the impact of changes in the fair market value of borrower-facing trades.
•
Net (loss) gain on sale of loans held for sale was a $91 thousand loss in the quarter compared to gains of $482 thousand in the fourth quarter of 2021 and $1.1 million in the first quarter of 2021. Sales volumes and margins moderated substantially in the first quarter of 2022, following historically high levels in 2021. The current period loss was a result of the current fair market value of pipeline commitments, negatively impacted by interest rate changes.
•
A net loss on tax credit investments of $227 thousand was recognized in the first quarter as compared to $493 thousand in the fourth quarter of 2021 and $85 thousand in the first quarter of 2021. These losses include the amortization of tax credit investments, partially offset by New York investment tax credits that are refundable and recorded in noninterest income.

Noninterest Expense

Noninterest expense was $30.1 million in the quarter compared to $29.9 million in the fourth quarter of 2021 and $26.7 million in the first quarter of 2021.

•
Salaries and employee benefits expense of $16.6 million was $505 thousand higher than the fourth quarter of 2021 primarily as a result of investments in personnel, merit increases and promotions, and the impact of higher payroll taxes typically experienced in the first quarter each year. Expense was $2.2 million higher than the first quarter of 2021 primarily due to investments in personnel, the impact of 2021 acquisitions and higher incentive compensation and commissions.

•
Occupancy and equipment expense of $3.8 million was $113 thousand lower than the fourth quarter of 2021 primarily as a result of the timing of equipment purchases and $374 thousand higher than the first quarter of 2021 primarily due to the timing of routine repairs and maintenance in the retail branch network and expenses related to two Five Star Bank branches opened in June 2021.
•
Computer and data processing expense of $4.0 million was relatively unchanged compared to the fourth quarter of 2021. It was $858 thousand higher than the first quarter of 2021 as a result of the Company’s strategic investments in technology, including digital banking initiatives and a customer relationship management solution across all lines of business.

Income Taxes

Income tax expense was $3.4 million for the quarter compared to $4.2 million in the fourth quarter of 2021 and $5.3 million in the first quarter of 2021. The Company recognized federal and state tax benefits related to tax credit investments placed in service and/or amortized during the first quarter of 2022, fourth quarter of 2021, and first quarter of 2021, resulting in income tax expense reductions of approximately $589 thousand, $1.7 million, and $244 thousand, respectively.

The effective tax rate was 18.7% for the first quarter of 2022, 17.7% for the fourth quarter of 2021 and 20.5% for the first quarter of 2021. The year-over-year decrease in effective tax rates is the result of lower pre-tax earnings in the current quarter. The Company’s effective tax rates differ from statutory rates because of interest income from tax-exempt securities, earnings on company owned life insurance and the impact of tax credit investments.

Balance Sheet and Capital Management

Total assets were $5.63 billion at March 31, 2022, up $109.7 million from December 31, 2021, and up $301.4 million from March 31, 2021.

Investment securities were $1.33 billion at March 31, 2022, down $53.6 million from December 31, 2021, and up $320.9 million from March 31, 2021. The Company’s primary investment strategy for the past several quarters has been to deploy excess liquidity into cash flowing agency mortgage-backed securities, reallocating excess Federal Reserve cash balances into securities demonstrating higher relative yields. Securities purchases were made early in the quarter, increasing the average balance compared to the fourth quarter of 2021. The mortgage-backed securities portfolio generated cash flow that was deployed to fund loan originations, reducing the balance by quarter-end.

Total loans were $3.73 billion at March 31, 2022, up $54.2 million, or 1.5%, from December 31, 2021, and up $79.3 million, or 2.2%, from March 31, 2021.

•
Commercial business loans totaled $625.1 million, down $13.2 million, or 2.1%, from December 31, 2021, and down $191.8 million, or 23.5%, from March 31, 2021. Declines were driven by the forgiveness or repayment of PPP loans. PPP loans net of deferred fees are included in commercial business loans and were $31.4 million at March 31, 2022, $55.3 million at December 31, 2021, and $255.6 million at March 31, 2021. Accordingly, commercial business loans excluding the impact of PPP loans increased 1.9% from December 31, 2021 and increased 5.8% from March 31, 2021.
•
Commercial mortgage loans totaled $1.43 billion, up $22.0 million, or 1.6%, from December 31, 2021, and up $157.9 million, or 12.4%, from March 31, 2021.
•
Residential real estate loans totaled $574.9 million, down $2.4 million, or 0.4%, from December 31, 2021, and down $26.7 million, or 4.4%, from March 31, 2021.
•
Consumer indirect loans totaled $1.01 billion, up $49.4 million, or 5.2%, from December 31, 2021 and up $149.6 million, or 17.4%, from March 31, 2021.

Total loans, excluding PPP loans net of deferred fees, were $3.70 billion at March 31, 2022, up $78.2 million, or 2.2%, from December 31, 2021, and up $303.5 million, or 8.9%, from March 31, 2021.

Total deposits were $5.00 billion at March 31, 2022, $175.8 million higher than December 31, 2021, and $286.9 million higher than March 31, 2021. The increase from December 31, 2021, was primarily the result of a seasonal increase in public deposits, which occurred late in the first quarter, partially offset by lower non-public and reciprocal deposits. The increase from March 31, 2021, was the result of growth in all deposit categories — public, non-public and reciprocal. Public deposit balances represented 26% of total deposits at March 31, 2022, compared to 23% at December 31, 2021, and 24% at March 31, 2021.

Short-term borrowings were $0 at March 31, 2022, compared to $30.0 million at December 31, 2021, and $0 at March 31, 2021. Short-term borrowings and brokered deposits have historically been utilized to manage the seasonality of public deposits.

Shareholders’ equity was $446.8 million at March 31, 2022, compared to $505.1 million at December 31, 2021, and $466.3 million at March 31, 2021. The decline in the first quarter of 2022 was primarily the result of a decrease in accumulated other comprehensive income (loss) (“AOCI”) associated with unrealized losses in the available for sale securities portfolio and, to a lesser extent, the impact of our stock repurchase program. Management believes the unrealized losses are temporary in nature given the high quality of our agency mortgage-backed securities portfolio. The portfolio continues to generate cash flow and the bonds ultimately mature at a terminal value equivalent to par. Common book value per share was $28.08 at March 31, 2022, a decrease of $2.90 or 9.4% from $30.98 at December 31, 2021, and a decrease of $0.28 or 1.0% from $28.36 at March 31, 2021. Tangible common book value per share(1) was $23.23 at March 31, 2022, a decrease of $3.03 or 11.5% from $26.26 at December 31, 2021, and a decrease of $0.43 or 1.8% from $23.66 at March 31, 2021.

On November 4, 2020, the Company announced a stock repurchase program for up to 801,879 shares of common stock, or approximately 5% of the Company’s outstanding common shares. During the first and fourth quarters of 2021, the Company repurchased a total of 340,688 shares for an average repurchase price of $26.44 per share, inclusive of transaction costs. In the first quarter of 2022, 461,191 shares were repurchased for an average price of $31.99 per share, completing the program.

The common equity to assets ratio was 7.63% at March 31, 2022 compared to 8.84% at December 31, 2021, and 8.42% at March 31, 2021. Tangible common equity to tangible assets(1), or the TCE ratio, was 6.40%, 7.59% and 7.13% at March 31, 2022, December 31, 2021, and March 31, 2021, respectively. The primary driver of declines in both ratios compared to prior periods was the decrease in AOCI and impact of share repurchases.

During the first quarter of 2022, the Company declared a common stock dividend of $0.29 per common share, an increase of 7.4% over the previous dividend. The dividend returned 31% of first quarter net income to common shareholders.

The Company’s regulatory capital ratios at March 31, 2022, compared to the prior quarter and prior year:

•
Leverage Ratio was 8.13% compared to 8.23% and 8.35% at December 31, 2021, and March 31, 2021, respectively.
•
Common Equity Tier 1 Capital Ratio was 9.85% compared to 10.28% and 10.22% at December 31, 2021, and March 31, 2021, respectively.
•
Tier 1 Capital Ratio was 10.24% compared to 10.68% and 10.66% at December 31, 2021, and March 31, 2021, respectively.
•
Total Risk-Based Capital Ratio was 12.72% compared to 13.12% and 13.53% at December 31, 2021, and March 31, 2021, respectively.

Credit Quality

Non-performing loans were $9.6 million at March 31, 2022 as compared to $12.2 million at December 31, 2021, and $9.7 million at March 31, 2021. Net charge-offs were $787 thousand in the quarter as compared $4.7 million in the fourth quarter of 2021 and $887 thousand in the first quarter of 2021. The ratio of annualized net charge-offs to average loans was 0.09% in the current quarter, 0.51% in the fourth quarter of 2021 and 0.10% in the first quarter of 2021. One commercial mortgage loan was downgraded to non-performing status with a $3.8 million partial charge-off in the fourth quarter of 2021, contributing to the increase in non-performing loans and charge-offs in that period.

Foreclosed assets were $0 at March 31, 2022 and December 31, 2021, compared to $3.0 million at March 31, 2021. The decrease from the prior year period was primarily the result of the sale of an asset in the second quarter of 2021 on which foreclosure occurred in the third quarter of 2020.

At March 31, 2022, the allowance for credit losses - loans to total loans ratio was 1.10% compared to 1.08% at December 31, 2021, and 1.36% at March 31, 2021. PPP loans are fully guaranteed by the Small Business Administration. Excluding PPP loans, the March 31, 2022, allowance for credit losses - loans to total loans ratio(1) was 1.11%, an increase of two basis points from 1.09% at December 31, 2021, and a decrease of 36 basis points from 1.47% at March 31, 2021.

Provision (benefit) for credit losses - loans was a $2.1 million provision in the quarter compared to a benefit of $1.1 million in the fourth quarter of 2021 and a benefit of $1.7 million in the first quarter of 2021. Changes in the allowance for unfunded commitments, also included in provision (benefit) for credit losses, were a $242 thousand increase in the first quarter of 2022, a $104 thousand decrease in the fourth quarter of 2021, and a $276 thousand decrease in the first quarter of 2021.

Provision was a benefit in each quarter of 2021 as a result of continued improvement in the national unemployment forecast, the designated loss driver for the Company’s current expected credit loss standard model, and positive trends in qualitative factors, resulting in the release of credit loss reserves. Loan loss provision returned to a more normalized level in the first quarter of 2022 due to the impact of qualitative factors reflecting economic uncertainty associated with higher interest rates and global political unrest, partially offset by low net charge-offs, national unemployment trends and a reduction in overall specific reserve levels.

The Company has remained strategically focused on the importance of credit discipline, allocating what we believe are the necessary resources to credit and risk management functions as the loan portfolio has grown. The total non-performing loans to total loans ratio was 0.26% at March 31, 2022, 0.33% at December 31, 2021, and 0.27% at March 31, 2021. The ratio of allowance for credit losses - loans to non-performing loans was 426% at March 31, 2022, 326% at December 31, 2021, and 514% at March 31, 2021.

Subsequent Events

The Company is required, under generally accepted accounting principles, to evaluate subsequent events through the filing of its consolidated financial statements for the quarter ended March 31, 2022, on Form 10-Q. As a result, the Company will continue to evaluate the impact of any subsequent events on critical accounting assumptions and estimates made as of March 31, 2022, and will adjust amounts preliminarily reported, if necessary.

Conference Call

The Company will host an earnings conference call and audio webcast on April 28, 2022, at 8:30 a.m. Eastern Time. The call will be hosted by Martin K. Birmingham, President and Chief Executive Officer, and W. Jack Plants II, Chief Financial Officer and Treasurer. The live webcast will be available in listen-only mode on the Company’s website at www.fiiwarsaw.com. Within the United States, listeners may also access the call by dialing 1 (844) 200 6205 and providing the access code 647511. The webcast replay will be available on the Company’s website for at least 30 days.

About Financial Institutions, Inc.

Financial Institutions, Inc. provides diversified financial services through its subsidiaries Five Star Bank, SDN, Courier Capital and HNP Capital. Five Star Bank provides a wide range of consumer and commercial banking and lending services to individuals, municipalities and businesses through a network of more than 45 offices throughout Western and Central New York State and a commercial loan production office in Ellicott City (Baltimore), Maryland. SDN provides a broad range of insurance services to personal and business clients. Courier Capital and HNP Capital provide customized investment management, investment consulting and retirement plan services to individuals, businesses, institutions, foundations and retirement plans. Financial Institutions, Inc. and its subsidiaries employ more than 600 individuals. The Company’s stock is listed on the Nasdaq Global Select Market under the symbol FISI. Additional information is available at www.fiiwarsaw.com.

Non-GAAP Financial Information

In addition to results presented in accordance with U.S. generally accepted accounting principles (“GAAP”), this press release contains certain non-GAAP financial measures. A reconciliation of these non-GAAP measures to GAAP measures is included in Appendix A to this document.

The Company believes that providing certain non-GAAP financial measures provides investors with information useful in understanding our financial performance, performance trends and financial position. Our management uses these measures for internal planning and forecasting purposes and we believe that our presentation and discussion, together with the accompanying reconciliations, allows investors, security analysts and other interested parties to view our performance and the factors and trends affecting our business in a manner similar to management. These non-GAAP measures should not be considered a substitute for GAAP measures and we strongly encourage investors to review our consolidated financial statements in their entirety and not to rely on any single financial measure to evaluate the Company. Non-GAAP financial measures have inherent limitations, are not uniformly applied and are not audited. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names.

Safe Harbor Statement

This press release may contain forward-looking statements as defined by Section 21E of the Securities Exchange Act of 1934, as amended, that involve significant risks and uncertainties. In this context, forward-looking statements often address our expected future business and financial performance and financial condition, and often contain words such as “believe,” “estimate,” “expect,” “forecast,” “intend,” “plan,” “preliminary,” “should,” or “will.” Statements herein are based on certain assumptions and analyses by the Company and factors it believes are appropriate in the circumstances. Actual results could differ materially from those contained in or implied by such statements for a variety of reasons including, but not limited to: the macroeconomic volatility related to the impact of the COVID-19 pandemic and global political unrest; changes in interest rates; inflation; the Company’s ability to implement its strategic plan, including by expanding its commercial lending footprint and integrating its acquisitions; whether the Company experiences greater credit losses than expected; whether the Company experiences breaches of its, or third party, information systems; the attitudes and preferences of the Company’s customers; legal and regulatory proceedings and related matters, such as the action described in our reports filed with the SEC, could adversely affect us and the banking industry in general; the competitive environment; fluctuations in the fair value of securities in its investment portfolio; changes in the regulatory environment and the Company’s compliance with regulatory requirements; and general economic and credit market conditions nationally and regionally. Consequently, all forward-looking statements made herein are qualified by these cautionary statements and the cautionary language in the Company’s Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and other documents filed with the SEC. Except as required by law, the Company undertakes no obligation to revise these statements following the date of this press release.

(1) See Appendix A — Reconciliation to Non-GAAP Financial Measures for the computation of this Non-GAAP measure.

*****

For additional information contact:

Shelly J. Doran

Director of Investor and External Relations

(585) 627-1362

sjdoran@five-starbank.com

FINANCIAL INSTITUTIONS, INC.
Selected Financial Information (Unaudited)
(Amounts in thousands, except per share amounts)

	2022	2021
	March 31,	December 31,	September 30,	June 30,	March 31,
SELECTED BALANCE SHEET DATA:
Cash and cash equivalents	$170,404	$79,112	$288,426	$206,387	$344,790
Investment securities:
Available for sale	1,119,362	1,178,515	1,097,950	902,845	753,489
Held-to-maturity, net	211,173	205,581	218,135	218,858	256,127
Total investment securities	1,330,535	1,384,096	1,316,085	1,121,703	1,009,616
Loans held for sale	5,544	6,202	5,916	3,929	5,685
Loans:
Commercial business	625,141	638,293	686,191	731,208	816,936
Commercial mortgage	1,434,759	1,412,788	1,348,550	1,315,404	1,276,841
Residential real estate loans	574,895	577,299	584,091	590,303	601,609
Residential real estate lines	76,860	78,531	79,196	80,781	85,362
Consumer indirect	1,007,404	958,048	940,537	899,018	857,804
Other consumer	14,589	14,477	15,334	15,454	15,834
Total loans	3,733,648	3,679,436	3,653,899	3,632,168	3,654,386
Allowance for credit losses - loans	40,966	39,676	45,444	46,365	49,828
Total loans, net	3,692,682	3,639,760	3,608,455	3,585,803	3,604,558
Total interest-earning assets	5,266,351	5,105,608	5,189,075	4,906,087	4,963,264
Goodwill and other intangible assets, net	74,146	74,400	74,659	74,262	74,528
Total assets	5,630,498	5,520,779	5,623,193	5,295,102	5,329,056
Deposits:
Noninterest-bearing demand	1,079,949	1,107,561	1,144,852	1,121,827	1,099,608
Interest-bearing demand	990,404	864,528	893,976	799,299	873,390
Savings and money market	2,015,384	1,933,047	2,015,855	1,796,813	1,826,621
Time deposits	917,195	921,954	920,280	941,282	916,395
Total deposits	5,002,932	4,827,090	4,974,963	4,659,221	4,716,014
Short-term borrowings	-	30,000	-	-	-
Long-term borrowings, net	73,989	73,911	73,834	73,756	73,679
Total interest-bearing liabilities	3,996,972	3,823,440	3,903,945	3,611,150	3,690,085
Shareholders’ equity	446,846	505,142	494,013	487,126	466,284
Common shareholders’ equity	429,554	487,850	476,721	469,834	448,962
Tangible common equity (1)	355,408	413,450	402,062	395,572	374,434
Accumulated other comprehensive loss	$(67,094)	$(13,207)	$(12,116)	$(5,934)	$(10,572)

Common shares outstanding	15,299	15,746	15,842	15,842	15,829
Treasury shares	800	354	258	258	271
CAPITAL RATIOS AND PER SHARE DATA:
Leverage ratio	8.13%	8.23%	8.36%	8.16%	8.35%
Common equity Tier 1 capital ratio	9.85%	10.28%	10.24%	10.38%	10.22%
Tier 1 capital ratio	10.24%	10.68%	10.66%	10.81%	10.66%
Total risk-based capital ratio	12.72%	13.12%	13.25%	13.54%	13.53%
Common equity to assets	7.63%	8.84%	8.48%	8.87%	8.42%
Tangible common equity to tangible assets (1)	6.40%	7.59%	7.25%	7.58%	7.13%

Common book value per share	$28.08	$30.98	$30.09	$29.66	$28.36
Tangible common book value per share (1)	$23.23	$26.26	$25.38	$24.97	$23.66

(1)
See Appendix A — Reconciliation to Non-GAAP Financial Measures for the computation of this Non-GAAP measure.

FINANCIAL INSTITUTIONS, INC.
Selected Financial Information (Unaudited)
(Amounts in thousands, except per share amounts)

	2022	2021
	First	Fourth	Third	Second	First
	Quarter	Quarter	Quarter	Quarter	Quarter
SELECTED INCOME STATEMENT
DATA:
Interest income	$42,351	$43,753	$41,227	$40,952	$41,273
Interest expense	2,793	2,885	2,954	3,220	3,416
Net interest income	39,558	40,868	38,273	37,732	37,857
Provision (benefit) for credit losses	2,319	(1,192)	(541)	(4,622)	(1,981)
Net interest income after provision for credit losses	37,239	42,060	38,814	42,354	39,838
Noninterest income:
Service charges on deposits	1,369	1,490	1,502	1,287	1,292
Insurance income	2,097	1,343	1,864	1,147	1,396
Card interchange income	1,952	2,228	2,118	2,194	1,958
Investment advisory	3,041	3,045	2,969	2,886	2,772
Company owned life insurance	833	821	776	693	657
Investments in limited partnerships	795	294	694	238	855
Loan servicing	109	122	105	91	97
Income (loss) from derivative
instruments, net	519	1,035	377	(592)	1,875
Net (loss) gain on sale of loans held for sale	(91)	482	600	790	1,078
Net gain on investment securities	-	-	-	(3)	74
Net gain (loss) on other assets	-	155	138	153	(5)
Net (loss) gain on tax credit investments	(227)	(493)	(129)	276	(85)
Other	925	1,152	1,069	1,030	995
Total noninterest income	11,322	11,674	12,083	10,190	12,959
Noninterest expense:
Salaries and employee benefits	16,616	16,111	15,798	14,519	14,465
Occupancy and equipment	3,756	3,869	3,834	3,286	3,382
Professional services	1,656	1,437	1,600	1,603	1,895
Computer and data processing	3,979	3,952	3,579	3,460	3,121
Supplies and postage	541	408	447	430	484
FDIC assessments	513	682	697	480	765
Advertising and promotions	380	470	474	436	324
Amortization of intangibles	254	259	264	266	271
Restructuring charges	-	111	-	-	-
Other	2,440	2,598	2,476	2,464	2,033
Total noninterest expense	30,135	29,897	29,169	26,944	26,740
Income before income taxes	18,426	23,837	21,728	25,600	26,057
Income tax expense	3,443	4,225	4,553	5,400	5,347
Net income	14,983	19,612	17,175	20,200	20,710
Preferred stock dividends	365	365	364	366	365
Net income available to common
shareholders	$14,618	$19,247	$16,811	$19,834	$20,345
FINANCIAL RATIOS:
Earnings per share – basic	$0.94	$1.22	$1.06	$1.25	$1.28
Earnings per share – diluted	$0.93	$1.21	$1.05	$1.25	$1.27
Cash dividends declared on common stock	$0.29	$0.27	$0.27	$0.27	$0.27
Common dividend payout ratio	30.85%	22.13%	25.47%	21.60%	21.09%
Dividend yield (annualized)	3.90%	3.37%	3.49%	3.61%	3.62%
Return on average assets	1.09%	1.39%	1.27%	1.52%	1.66%
Return on average equity	12.35%	15.55%	13.74%	17.01%	17.92%
Return on average common equity	12.49%	15.81%	13.94%	17.34%	18.28%
Return on average tangible common
equity (1)	14.81%	18.69%	16.50%	20.69%	21.88%
Efficiency ratio (2)	59.06%	56.76%	57.76%	56.02%	52.51%
Effective tax rate	18.7%	17.7%	21.0%	21.1%	20.5%

(1)
See Appendix A – Reconciliation to Non-GAAP Financial Measures for the computation of this Non-GAAP measure.
(2)
The efficiency ratio is calculated by dividing noninterest expense by net revenue, i.e., the sum of net interest income (fully taxable equivalent) and noninterest income before net gains on investment securities. This is a banking industry measure not required by GAAP.

FINANCIAL INSTITUTIONS, INC.
Selected Financial Information (Unaudited)

(Amounts in thousands)

	2022	2021
	First	Fourth	Third	Second	First
	Quarter	Quarter	Quarter	Quarter	Quarter
SELECTED AVERAGE BALANCES:
Federal funds sold and interest- earning deposits	$44,559	$148,293	$157,229	$249,312	$123,042
Investment securities (1)	1,419,947	1,361,898	1,177,237	1,056,898	914,569
Loans:
Commercial business	627,915	649,926	700,797	791,412	798,866
Commercial mortgage	1,431,933	1,392,375	1,331,063	1,302,136	1,284,290
Residential real estate loans	575,309	586,358	588,585	595,925	602,866
Residential real estate lines	77,610	78,594	79,766	82,926	87,681
Consumer indirect	969,441	946,551	917,402	878,884	842,873
Other consumer	14,531	14,997	14,718	15,356	16,167
Total loans	3,696,739	3,668,801	3,632,331	3,666,639	3,632,743
Total interest-earning assets	5,161,245	5,178,992	4,966,797	4,972,849	4,670,354
Goodwill and other intangible assets, net	74,287	74,544	74,470	74,412	74,214
Total assets	5,560,316	5,582,987	5,368,054	5,340,745	5,045,180
Interest-bearing liabilities:
Interest-bearing demand	923,425	880,723	796,371	842,832	790,996
Savings and money market	1,948,050	1,997,508	1,876,394	1,856,659	1,724,577
Time deposits	927,886	923,080	908,351	935,885	863,924
Short-term borrowings	24,672	982	-	-	1,178
Long-term borrowings, net	73,942	73,864	73,786	73,709	73,636
Total interest-bearing liabilities	3,897,975	3,876,157	3,654,902	3,709,085	3,454,311
Noninterest-bearing demand deposits	1,083,506	1,134,100	1,149,120	1,091,490	1,044,733
Total deposits	4,882,867	4,935,411	4,730,236	4,726,866	4,424,230
Total liabilities	5,068,464	5,082,583	4,872,180	4,864,559	4,576,545
Shareholders’ equity	491,852	500,404	495,874	476,186	468,635
Common equity	474,560	483,112	478,582	458,868	451,311
Tangible common equity (2)	$400,273	$408,568	$404,112	$384,456	$377,097
Common shares outstanding:
Basic	15,577	15,815	15,837	15,825	15,889
Diluted	15,699	15,928	15,936	15,913	15,972
SELECTED AVERAGE YIELDS: (Tax equivalent basis)
Investment securities	1.74%	1.65%	1.72%	1.77%	1.91%
Loans	3.97%	4.14%	3.96%	3.98%	4.13%
Total interest-earning assets	3.32%	3.37%	3.31%	3.31%	3.59%
Interest-bearing demand	0.12%	0.14%	0.15%	0.14%	0.13%
Savings and money market	0.16%	0.16%	0.17%	0.19%	0.21%
Time deposits	0.28%	0.30%	0.35%	0.43%	0.51%
Short-term borrowings	0.45%	0.35%	0.00%	0.00%	41.07%
Long-term borrowings, net	5.74%	5.74%	5.75%	5.73%	5.77%
Total interest-bearing liabilities	0.29%	0.30%	0.32%	0.35%	0.40%
Net interest rate spread	3.03%	3.07%	2.99%	2.96%	3.19%
Net interest margin	3.11%	3.15%	3.07%	3.06%	3.29%

(1)
Includes investment securities at adjusted amortized cost.
(2)
See Appendix A – Reconciliation to Non-GAAP Financial Measures for the computation of this Non-GAAP measure.

FINANCIAL INSTITUTIONS, INC.
Selected Financial Information (Unaudited)
(Amounts in thousands)

	2022	2021
	First	Fourth	Third	Second	First
	Quarter	Quarter	Quarter	Quarter	Quarter
ASSET QUALITY DATA:
Allowance for Credit Losses - Loans
Beginning balance	$39,676	$45,444	$46,365	$49,828	$52,420
Net loan charge-offs (recoveries):
Commercial business	(37)	177	50	(287)	(152)
Commercial mortgage	(1)	3,618	-	(7)	203
Residential real estate loans	(5)	32	21	(3)	6
Residential real estate lines	(5)	11	60	-	70
Consumer indirect	550	674	265	(426)	743
Other consumer	285	168	191	329	17
Total net charge-offs (recoveries)	787	4,680	587	(394)	887
Provision (benefit) for credit losses - loans	2,077	(1,088)	(334)	(3,857)	(1,705)
Ending balance	$40,966	$39,676	$45,444	$46,365	$49,828

Net charge-offs (recoveries) to average loans (annualized):
Commercial business	-0.02%	0.11%	0.03%	-0.15%	-0.08%
Commercial mortgage	0.00%	1.03%	0.00%	0.00%	0.06%
Residential real estate loans	0.00%	0.02%	0.01%	0.00%	0.00%
Residential real estate lines	-0.03%	0.05%	0.30%	0.00%	0.32%
Consumer indirect	0.23%	0.28%	0.11%	-0.19%	0.36%
Other consumer	7.95%	4.43%	5.15%	8.58%	0.44%
Total loans	0.09%	0.51%	0.06%	-0.04%	0.10%

Supplemental information (1)
Non-performing loans:
Commercial business	$990	$1,399	$1,046	$1,555	$1,742
Commercial mortgage	3,838	6,414	874	885	3,402
Residential real estate loans	2,878	2,373	2,457	2,615	2,519
Residential real estate lines	128	200	192	280	256
Consumer indirect	1,771	1,780	2,104	1,250	1,482
Other consumer	12	-	3	50	287
Total non-performing loans	9,617	12,166	6,676	6,635	9,688
Foreclosed assets	-	-	-	646	2,966
Total non-performing assets	$9,617	$12,166	$6,676	$7,281	$12,654

Total non-performing loans to total loans	0.26%	0.33%	0.18%	0.18%	0.27%
Total non-performing assets to total assets	0.17%	0.22%	0.12%	0.14%	0.24%
Allowance for credit losses - loans to total loans	1.10%	1.08%	1.24%	1.28%	1.36%
Allowance for credit losses - loans to non-performing loans	426%	326%	681%	699%	514%

(1)
At period end.

FINANCIAL INSTITUTIONS, INC.
Appendix A — Reconciliation to Non-GAAP Financial Measures (Unaudited)
(In thousands, except per share amounts)

	2022	2021
	First	Fourth	Third	Second	First
	Quarter	Quarter	Quarter	Quarter	Quarter
Ending tangible assets:
Total assets	$5,630,498	$5,520,779	$5,623,193	$5,295,102	$5,329,056
Less: Goodwill and other intangible assets, net	74,146	74,400	74,659	74,262	74,528
Tangible assets	$5,556,352	$5,446,379	$5,548,534	$5,220,840	$5,254,528

Ending tangible common equity:
Common shareholders’ equity	$429,554	$487,850	$476,721	$469,834	$448,962
Less: Goodwill and other intangible assets, net	74,146	74,400	74,659	74,262	74,528
Tangible common equity	$355,408	$413,450	$402,062	$395,572	$374,434

Tangible common equity to tangible assets (1)	6.40%	7.59%	7.25%	7.58%	7.13%

Common shares outstanding	15,299	15,747	15,842	15,842	15,829
Tangible common book value per share (2)	$23.23	$26.26	$25.38	$24.97	$23.66

Average tangible assets:
Average assets	$5,560,316	$5,582,987	$5,368,054	$5,340,745	$5,045,180
Less: Average goodwill and other intangible assets, net	74,287	74,544	74,470	74,412	74,214
Average tangible assets	$5,486,029	$5,508,443	$5,293,584	$5,266,333	$4,970,966

Average tangible common equity:
Average common equity	$474,560	$483,112	$478,582	$458,868	$451,311
Less: Average goodwill and other intangible assets, net	74,287	74,544	74,470	74,412	74,214
Average tangible common equity	$400,273	$408,568	$404,112	$384,456	$377,097

Net income available to common shareholders	$14,618	$19,247	$16,811	$19,834	$20,345
Return on average tangible common equity (3)	14.81%	18.69%	16.50%	20.69%	21.88%

Pre-tax pre-provision income:
Net income	$14,983	$19,612	$17,175	$20,200	$20,710
Add: Income tax expense	3,443	4,225	4,553	5,400	5,347
Add: Provision (benefit) for credit losses	2,319	(1,192)	(541)	(4,622)	(1,981)
Pre-tax pre-provision income	$20,745	$22,645	$21,187	$20,978	$24,076

Total loans excluding PPP loans:
Total loans	$3,733,648	$3,679,436	$3,653,899	$3,632,168	$3,654,386
Less: Total PPP loans	31,399	55,344	116,653	171,942	255,595
Total loans excluding PPP loans	$3,702,249	$3,624,092	$3,537,246	$3,460,226	$3,398,791

Allowance for credit losses - loans	$40,966	$39,676	$45,444	$46,365	$49,828
Allowance for credit losses - loans to total loans excluding PPP loans (4)	1.11%	1.09%	1.28%	1.34%	1.47%

(1)
Tangible common equity divided by tangible assets.
(2)
Tangible common equity divided by common shares outstanding.
(3)
Net income available to common shareholders (annualized) divided by average tangible common equity.
(4)
Allowance for credit losses – loans divided by total loans excluding PPP loans.